Exhibit 10.7

June 10, 2019

Alexey A. Lugovskoy, Ph.D.

Dear Alex:

This letter agreement amends and restates the offer letter between you and Morphic Holding, Inc. (the “Company”)1, dated September 21, 2015 (the “Prior Agreement”), effective as of the date immediately prior to the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission or, if later, the date that this Agreement is signed.

You will continue to work in the role of Chief Development Officer, reporting to the Company’s Chief Executive Officer.

1.              Compensation.

a.              Base Wage. In this position, the Company will pay you an annual base salary of $370,000 per year, payable in accordance with the Company’s standard payroll schedule.  Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b.              Bonus. You will be eligible to receive a discretionary annual bonus of up to 40% of your base salary, subject to and in accordance with the terms of the Company’s bonus plan.  Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.

c.               Equity Awards. You have previously been issued equity awards to under the Company’s 2018 Stock Incentive Plan.  Nothing in this letter agreement will amend or affect the terms of such awards.

2.              Employee Benefits.  You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan.  The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.              Termination Benefits. If you are subject to a Qualifying Termination or a CIC Qualifying Termination, you will be eligible to receive certain payments and benefits as set forth in the Change in Control and Severance Agreement between you and the Company dated on or about the date hereof (the “CIC and Severance Agreement”). “Qualifying Termination” and “CIC Qualifying Termination” shall have the meanings ascribed to them in the CIC and Severance Agreement.

4.              Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement by and between you and the Company.

5.              No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a

(1)  Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs you, including Morphic Therapeutic, Inc.

party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.              Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.              General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

8.              At-Will Employment. Your employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

9.              Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including, without limitation, the Prior Agreement. This letter will be governed by the laws of the State of Massachusetts, without regard to its conflict of laws provisions.

Very truly yours,

MORPHIC HOLDING, INC.

/s/ Praveen Tipirneni
By: Praveen Tipirneni, MD
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Alexey A. Lugovskoy, Ph.D.

/s/ Alexey A. Lugovskoy
Signature

6-12-2019
Date

[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]